Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBranche & Co Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LaBranche & Co Inc. of our report dated March 16, 2010, with respect to the audit of the consolidated statements of financial condition of LaBranche & Co Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Annual Report on Form 10-K of LaBranche & Co Inc. for the year ended December 31, 2009.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
May 24, 2010

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